UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2004

Frankfort Tower Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 4548 Lafayette, IN		47903-4548
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (765) 654-4491

Item 1.03    Bankruptcy or Receivership.

        On November 23, 2004, the Debtors’ Plan of Liquidation, as Immaterially Modified (the “Plan of Liquidation”) of Frankfort Tower Industries, Inc., a Delaware corporation (f/k/a ROHN Industries, Inc.) (the “Company”), was confirmed by the United States Bankruptcy Court for the Southern District of Indiana, the Honorable Anthony J. Metz III presiding (the “Bankruptcy Court”).

        Summary of Material Features of Plan: The following summary is qualified in its entirety by reference to the Plan of Liquidation, a copy of which is attached hereto as Exhibit 99.1 in the form confirmed by the Bankruptcy Court. Readers are encouraged to read the Plan of Liquidation in its entirety.

        The Plan of Liquidation generally provides for all of the property of the Debtors (as defined in the Plan of Liquidation) to be liquidated over time for the benefit of holders of allowed claims and constitutes a liquidating plan that provides for a distribution to creditors that is comparable to a liquidation under Chapter 7 of the Bankruptcy Code but avoids the commission and other fees and costs to which a Chapter 7 Trustee would be entitled.

        The Plan of Liquidation provides for all of the property of the Debtors to be liquidated over time, and for the proceeds to be allocated in accordance with the terms of the Plan of Liquidation and distributed to the holders of certain allowed claims. Described in very general terms, all allowed secured claims, allowed administrative claims, allowed priority tax claims, allowed non-priority tax claims, and allowed general unsecured claims will either be paid in full or receive a pro rata distribution of the Debtors’ remaining property. Holders of intercompany claims will receive no distribution under the Plan of Liquidation and to the extent any funds are available after satisfaction of claims in full, there will be a pro rata distribution to shareholders.

        An initial distribution of funds is to occur on the effective date of the Plan of Liquidation and assets not distributed on the effective date are to be held in trust by a disbursement agent appointed under the terms of the Plan of Liquidation as of the effective date of the Plan of Liquidation. The disbursement agent will, among other things, liquidate assets, resolve disputed claims, pursue any reserved causes of action, wind up the affairs of the Debtors, and make interim distributions and a final distribution. On the termination date of the Plan of Liquidation, all outstanding shares of the Debtors’ stock, whether they be common, preferred or otherwise, shall be cancelled. The Debtors will be dissolved as soon as practicable after the consummation of the Plan of Liquidation.

        The Plan of Liquidation and the Order confirming the Plan of Liquidation provide for substantive consolidation of the Debtors’ Chapter 11 cases into a single Chapter 11 case for purposes of the Plan of Liquidation and the distributions to be made thereunder. All assets and liabilities of the Debtors are merged, any obligations executed by any Debtor are deemed to be one obligation of the Debtors, any claims filed or to be filed in connection with any such obligation are deemed one claim against the Debtors, each claim filed in the Chapter 11 case of any Debtor are deemed filed against the Debtors in the consolidated Chapter 11 case, and all transfers, disbursements and distributions made by any Debtor are deemed to have been made by all of the Debtors. Holders of allowed claims in each class under the Plan of Liquidation are entitled to their pro rata share of assets available for distribution to such class without regard to which Debtor was originally liable for such claim.

        Share Information

41,155,456 shares of the common stock, $.01 par value, of the Company are outstanding. No shares of the common stock of the Company are reserved for future issuance in respect of claims by the Plan of Liquidation or otherwise.

        Assets and Liabilities of the Company as of Confirmation Date

        As of the date of the confirmation of the Plan of Liquidation, the Company’s principal assets primarily consisted of cash and cash equivalents and various claims and causes of action. The Company holds cash and cash equivalents in the approximate amount of $3.2 million. The amount of cash on hand may increase or decrease before the effective date of the Plan of Liquidation as a result of the liquidation of non-cash assets and the payment of administrative expenses in the ordinary course or business or pursuant to an Order of the Bankruptcy Court. The non-cash assets belonging to the Company or its affiliates include, but are not limited to, the following: (1) accounts receivable; (2) a claim for environmental remediation escrow funds; (3) a claim against Platinum Equity, LLC and PFrank, LLC’s (together “Platinum”) arising out of a certain Asset Purchase Agreement between Platinum and the Debtors; (4) claims arising out of insurance policies; and (5) avoidance claims and causes of action. As of the date of confirmation of the Plan of Liquidation, the Debtors outstanding prepetition indebtedness totaled over 15 million and consisted primarily of general unsecured claims.

        Cautionary Statement

        Readers are cautioned that on September 16, 2003, the Company and certain of its direct and indirect subsidiaries, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the Bankruptcy Court. The debtors are maintaining their properties and managing their operations as “debtors-in-possession” subject to the supervision and orders of the Bankruptcy Court (Case No. 03-17287-AJM-11) pursuant to Section 1108 of the Bankruptcy Code.

Item 9.01.    Financial Statements and Exhibits.

        (a)         Not applicable.

        (b)         Not applicable.

        (c)         Exhibits

                      99.1    Debtors’ Plan of Liquidation, as Immaterially Modified, as confirmed on November 23, 2004 by the United States Bankruptcy Court for the Southern District of Indiana.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2004	ROHN INDUSTRIES, INC. By: /s/ Horace Ward Horace Ward Bankruptcy Administrative Officer